Filed Pursuant to Rule 424(b)(3)

Registration No. 333-287392

HAMILTON LANE CREDIT INCOME FUND

SUPPLEMENT DATED MAY 8, 2026

TO THE STATEMENT OF ADDITIONAL INFORMATION

DATED MARCH 23, 2026, AS SUPPLEMENTED

Effective as of the date of this supplement, the following amends, supplements, or modifies certain information contained in the Statement of Additional Information of Hamilton Lane Credit Income Fund (the “Fund”) dated March 23, 2026, as supplemented to date (the “SAI”).

Appointment of New Secretary

Keith Kleinman has resigned as Secretary of the Fund, effective immediately. Accordingly, all references and information relating to Mr. Kleinman are hereby removed.

The Board approved the appointment of Mary Kate Leonard to serve as Secretary of the Fund, effective immediately.

Accordingly, row four of the table under “Interested Trustees and Officers” on page 16 of the SAI is hereby deleted in its entirety and replaced with the following:

NAME, ADDRESS(1) AND YEAR OF BIRTH	POSITION(S) WITH THE FUND	LENGTH OF TIME SERVED(2)	PRINCIPAL OCCUPATION(S) DURING PAST 5 YEARS	PORTFOLIOS IN FUND COMPLEX OVERSEEN BY TRUSTEE(3)	OTHER DIRECTORSHIPS(4) HELD BY TRUSTEE
Mary Kate Leonard Birth Year: 1985	Secretary	Since May 2026	Senior Legal Counsel at Hamilton Lane Advisors, L.L.C. (2025 – present); Chief Capital Officer at Bel Canto Asset Growth Fund (2023 – 2024); Senior Vice President at Blackstone Inc. (2016 – 2022)	N/A	N/A

This Supplement, and the Prospectus and the SAI for Class R, Class I, Class Y and Class S Shares dated March 23, 2026, as supplemented to date, of the Fund provide relevant information for all shareholders. The Prospectus and SAI of the Fund have been filed with the U.S. Securities and Exchange Commission, and incorporated by reference. These can be obtained without charge by calling the Fund at (888)-882-8212 or by visiting www.hamiltonlane.com.

Investors Should Retain This Supplement for Future Reference